CERTIFICATE OF TRUST

OF

HUNTINGTON STRATEGY SHARES

a Delaware Statutory Trust

This Certificate of Trust of Huntington Strategy Shares (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as initial sole trustee, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the “Act”), Del. Code tit. 12, §§3801-3826.

1.  NAME.  The name of the statutory trust formed hereby is “Huntington Strategy Shares.”

2.  REGISTERED OFFICE AND REGISTERED AGENT.  The Trust will become, prior to the issuance of shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended.  Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(a)  REGISTERED OFFICE.  The registered office of the Trust in Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

(b)  REGISTERED AGENT.  The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

3.  LIMITATION OF LIABILITY.  Pursuant to Section 3806(b) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as amended from time to time (“Series”).  Pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series, whether such Series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such Series only, and not against the assets of the Trust generally or any other Series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

4.  EFFECTIVE DATE.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the initial sole Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of the 1st day of September, 2010.

/s/ B. Randolph Bateman

_______________

Name: B. Randolph Bateman, Initial Trustee

Huntington Strategy Shares